FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

•	Revenue and Margin Gains Drive 74% Increase in Net Income to $1.01 Per Share

•	Closings Increased 17% to 6,031 Homes

•	Home Sale Revenues Increased 25% to $2.6 Billion

•	Gross Margin Increased 10 Basis Points to 24.0%

•	SG&A Decreased 180 Basis Points to 9.8% of Home Sale Revenues

•	Operating Margin Expanded 190 Basis Points to 14.2%

•	Net New Orders Increased 1% to 5,350; Value of Net New Orders Increased 1% to $2.3 Billion

•	Unit Backlog Up 3% to 11,164 Homes; Backlog Value Increased 5% to $4.9 Billion

•	Company Repurchased 2.4 Million Shares for $67 Million

ATLANTA - Oct. 23, 2018 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2018. For the quarter, the Company reported net income of $290 million, or $1.01 per share compared with prior year net income of $178 million, or $0.58 per share. The higher net income for the period was primarily the result of a 25% increase in homebuilding revenues, in combination with a 190 basis point expansion of operating margin.

“Consistent with our stated strategies, PulteGroup continues to successfully deliver strong earnings growth, while achieving high returns on invested capital and equity,” said Company President and CEO, Ryan Marshall. “By focusing on intelligently growing our business, while realizing increased operating efficiencies, we leveraged 25% growth in homebuilding revenues into a 74% gain in earnings to $1.01 per share.”

“The critical underpinnings that have supported a slow but steady housing recovery, including a strong economy, low unemployment, high consumer confidence and limited home inventory, remain solidly in place,” continued Marshall. “While buyer concerns around affordability and rising mortgage rates appear to have impacted near term market dynamics, traffic trends indicate that buyer interest levels are still high and that the overall housing recovery remains on track.”

Third Quarter Results

Home sale revenues for the third quarter increased 25% over the prior year to $2.6 billion. The higher revenues for the period reflect a 17% increase in closings to 6,031 homes, combined with a 7%, or $27,000, increase in average sales price to $427,000.

Home sale gross margin for the third quarter was 24.0%, which is up 10 basis points over the prior year and consistent with the Company’s reported gross margin for the second quarter of 2018. Homebuilding SG&A expense for the quarter was $253 million, or 9.8% of home sale revenues, compared with $237 million, or 11.6% of home sale revenues, in the prior year. Operating margin for the third quarter expanded 190 basis points over last year to 14.2%.

Net new orders for the third quarter increased 1% to 5,350 homes. The value of third quarter net new orders was $2.3 billion, which is an increase of 1% over the prior year. For the quarter, the Company operated out of 843 communities compared with 778 communities in the third quarter of 2017.

Unit backlog for the quarter was up 3% over the third quarter of last year to 11,164 homes, with backlog value increasing 5% to $4.9 billion. The average price of homes in backlog increased 2% over the prior year to $440,000.

Third quarter pretax income for the Company's financial services operations increased 10% to $20 million. The increase in pretax income for the period was driven by higher mortgage origination volumes resulting from growth in the Company’s homebuilding operations. Mortgage capture rate for the quarter was 75%, compared with 80% in the prior year.

During the quarter, the Company repurchased 2.4 million common shares for $67 million, or an average price of $28.14 per share.

A conference call discussing PulteGroup's third quarter 2018 results is scheduled for Tuesday, October 23, 2018, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any impairment charge and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws, including, but not limited to the Tax Cuts and Jobs Act which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

# # #

PulteGroup, Inc. Consolidated Statements of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Homebuilding
Home sale revenues	$2,572,236	$2,055,891	$6,933,888	$5,606,953
Land sale and other revenues	25,510	28,215	104,971	39,848
	2,597,746	2,084,106	7,038,859	5,646,801
Financial Services	51,620	46,952	150,322	135,995
Total revenues	2,649,366	2,131,058	7,189,181	5,782,796

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,954,160)	(1,564,605)	(5,276,232)	(4,332,221)
Land sale cost of revenues	(22,060)	(25,123)	(71,791)	(115,950)
	(1,976,220)	(1,589,728)	(5,348,023)	(4,448,171)

Financial Services expenses	(32,213)	(29,304)	(96,650)	(86,150)
Selling, general, and administrative expenses	(252,757)	(237,495)	(719,706)	(689,974)
Other expense, net	(3,488)	(6,282)	(6,753)	(28,439)
Income before income taxes	384,688	268,249	1,018,049	530,062
Income tax expense	(95,153)	(90,710)	(233,674)	(160,255)
Net income	$289,535	$177,539	$784,375	$369,807

Per share:
Basic earnings	$1.01	$0.59	$2.72	$1.18
Diluted earnings	$1.01	$0.58	$2.71	$1.18
Cash dividends declared	$0.09	$0.09	$0.27	$0.27

Number of shares used in calculation:
Basic	283,489	298,538	285,127	309,453
Effect of dilutive securities	1,183	1,690	1,301	1,861
Diluted	284,672	300,228	286,428	311,314

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2018	December 31, 2017

ASSETS

Cash and equivalents	$728,631	$272,683
Restricted cash	30,381	33,485
Total cash, cash equivalents, and restricted cash	759,012	306,168
House and land inventory	7,489,454	7,147,130
Land held for sale	65,905	68,384
Residential mortgage loans available-for-sale	349,784	570,600
Investments in unconsolidated entities	54,278	62,957
Other assets	797,976	745,123
Intangible assets	130,642	140,992
Deferred tax assets, net	408,029	645,295
	$10,055,080	$9,686,649

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$465,833	$393,815
Customer deposits	342,376	250,779
Accrued and other liabilities	1,251,518	1,356,333
Income tax liabilities	10,324	86,925
Financial Services debt	250,733	437,804
Notes payable	3,005,418	3,006,967
	5,326,202	5,532,623
Shareholders' equity	4,728,878	4,154,026
	$10,055,080	$9,686,649

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Net income	$784,375	$369,807
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	230,335	127,856
Land-related charges	13,973	131,254
Depreciation and amortization	36,717	38,689
Share-based compensation expense	21,521	26,505
Other, net	(3,466)	(1,438)
Increase (decrease) in cash due to:
Inventories	(263,734)	(758,006)
Residential mortgage loans available-for-sale	218,900	173,148
Other assets	(22,117)	22,120
Accounts payable, accrued and other liabilities	(1,524)	122,544
Net cash provided by (used in) operating activities	1,014,980	252,479
Cash flows from investing activities:
Capital expenditures	(46,529)	(23,548)
Investments in unconsolidated entities	(1,000)	(22,007)
Other investing activities, net	15,545	5,788
Net cash provided by (used in) investing activities	(31,984)	(39,767)
Cash flows from financing activities:
Repayments of debt	(82,655)	(7,001)
Borrowings under revolving credit facility	1,566,000	971,000
Repayments under revolving credit facility	(1,566,000)	(888,000)
Financial Services borrowings (repayments)	(187,071)	(85,797)
Debt issuance costs	(8,165)	—
Stock option exercises	5,462	22,765
Share repurchases	(179,439)	(665,812)
Dividends paid	(78,284)	(86,018)
Net cash provided by (used in) financing activities	(530,152)	(738,863)
Net increase (decrease) in cash, cash equivalents, and restricted cash	452,844	(526,151)
Cash, cash equivalents, and restricted cash at beginning of period	306,168	723,248
Cash, cash equivalents, and restricted cash at end of period	$759,012	$197,097

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$16,747	$11,516
Income taxes paid, net	$88,544	$17,206

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
HOMEBUILDING:
Home sale revenues	$2,572,236	$2,055,891	$6,933,888	$5,606,953
Land sale and other revenues	25,510	28,215	104,971	39,848
Total Homebuilding revenues	2,597,746	2,084,106	7,038,859	5,646,801

Home sale cost of revenues	(1,954,160)	(1,564,605)	(5,276,232)	(4,332,221)
Land sale cost of revenues	(22,060)	(25,123)	(71,791)	(115,950)
Selling, general, and administrative expenses ("SG&A")	(252,757)	(237,495)	(719,706)	(689,974)
Other expense, net	(3,714)	(6,420)	(7,263)	(28,832)
Income before income taxes	$365,055	$250,463	$963,867	$479,824

FINANCIAL SERVICES:
Income before income taxes	$19,633	$17,786	$54,182	$50,238

CONSOLIDATED:
Income before income taxes	$384,688	$268,249	$1,018,049	$530,062

OPERATING METRICS:
Gross margin % (a)(b)	24.0%	23.9%	23.9%	22.7%
SG&A % (a)	(9.8)%	(11.6)%	(10.4)%	(12.3)%
Operating margin % (a)	14.2%	12.3%	13.5%	10.4%

(a)	As a percentage of home sale revenues.

(b)	Gross margin equals home sale revenues minus home sale cost of revenues.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Home sale revenues	$2,572,236	$2,055,891	$6,933,888	$5,606,953

Closings - units
Northeast	350	318	1,002	846
Southeast	1,101	966	3,097	2,751
Florida	1,241	897	3,262	2,639
Midwest	1,014	1,001	2,653	2,576
Texas	1,114	927	3,019	2,809
West	1,211	1,042	3,365	2,799
	6,031	5,151	16,398	14,420
Average selling price	$427	$399	$423	$389

Net new orders - units
Northeast	353	316	1,251	1,103
Southeast	948	1,044	3,300	3,314
Florida	1,173	991	3,964	3,121
Midwest	823	868	2,980	3,119
Texas	1,005	881	3,511	3,281
West	1,048	1,200	3,560	3,883
	5,350	5,300	18,566	17,821
Net new orders - dollars	$2,278,357	$2,260,082	$7,866,177	$7,331,311

Unit backlog
Northeast			761	644
Southeast			1,919	1,934
Florida			2,380	1,900
Midwest			1,814	1,850
Texas			1,918	1,884
West			2,372	2,611
			11,164	10,823
Dollars in backlog			$4,911,353	$4,665,871

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
MORTGAGE ORIGINATIONS:
Origination volume	3,692	3,428	10,319	9,631
Origination principal	$1,138,389	$1,002,108	$3,170,206	$2,778,151
Capture rate	75.0%	79.6%	76.0%	79.5%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Interest in inventory, beginning of period	$243,627	$212,850	$226,611	$186,097
Interest capitalized	42,743	46,077	130,474	135,949
Interest expensed	(43,583)	(36,381)	(114,298)	(99,500)
Interest in inventory, end of period	$242,787	$222,546	$242,787	$222,546